UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 23, 2003

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19672	04-2959321
(Commission File Number)	(I.R.S. Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

(508) 836-4200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events and Required FD Disclosure.

On June 25, 2003, American Superconductor Corporation (the “Company”) executed a letter of intent (the “Letter of Intent”) with three parties (the “Prospective Lenders”). The Letter of Intent related to the potential issuance by the Company to the Prospective Lenders of $10 million in convertible subordinated notes, which were to be convertible into common stock of the Company, as well as warrants to purchase common stock of the Company (the “Convertible Debt Financing”). The Convertible Debt Financing was part of the Company’s planned $50 million debt financing, which was expected to also include a $30 million senior secured term loan and $10 million revolving credit facility (together, the “Related Financings”). The Company’s plans regarding the Convertible Debt Financing and the Related Financings had been publicly disclosed in a press release dated July 1, 2003 and in the Company’s recent filings with the Securities and Exchange Commission.

The Letter of Intent did not legally obligate the Company or the Prospective Lenders to proceed with the Convertible Debt Financing. Certain provisions of the Letter of Intent were, however, legally binding obligations, including (i) an obligation of the Company to act in good faith to consummate the Convertible Debt Financing, (ii) a prohibition on the Company soliciting or discussing, prior to August 15, 2003, any financing transaction (other than the Convertible Debt Financing and the Related Financings), (iii) a requirement to pay the reasonable out-of-pocket expenses (including attorneys’ fees) incurred by the Prospective Lenders in connection with the Convertible Debt Financing and (iv) a requirement to pay a $100,000 fee to the Prospective Lenders if the Convertible Debt Financing was not consummated under certain enumerated circumstances. The Letter of Intent further provided that it would expire on August 15, 2003; that date was subsequently extended to August 22, 2003.

The Company negotiated in good faith with the Prospective Lenders, as well as the potential lenders for the Related Financings, from June through August 22, 2003. As of August 22, 2003, however, there were many unresolved issues preventing the Company, the Prospective Lenders and the other lenders from executing definitive documents for the Convertible Debt Financing and the Related Financings. For this and for other reasons, on August 22, 2003 the Company decided to allow the Letter of Intent to expire as of such date and informed the Prospective Lenders of such decision, and also decided not to continue to pursue the Related Financings and informed the potential lenders for the Related Financings of such decision. The Company subsequently commenced work toward a public offering of its common stock. On August 29, 2003, the Company filed a registration statement with the Securities and Exchange Commission for a common stock offering.

On September 23, 2003, the Company received a letter from the Prospective Lenders expressing concerns about whether the Company had complied with its obligations under the Letter of Intent, including its obligation to negotiate in good faith and the prohibition on soliciting or discussing alternative financing transactions. The Prospective Lenders further asserted in that letter that, as a result of the Company’s alleged abrogation of the Letter of Intent, they lost an economic opportunity valued “at several million dollars”. The Prospective Lenders also offered to meet with the Company to discuss the matter.

The Company does not believe there is any merit to the Prospective Lenders’ intimations that the Company breached its obligations under the Letter of Intent. The Company acknowledges that it is obligated to pay the reasonable out-of-pocket expenses incurred by the Prospective Lenders in connection with the Convertible Debt Financing, as well as the $100,000 termination fee to the Prospective Lenders, and it intends to honor these obligations. The Company is also willing to meet with the Prospective Lenders to discuss these matters. However, the Company intends to vigorously contest any claim or lawsuit that may be asserted by the Prospective Lenders alleging that the Company breached its obligations under the Letter of Intent to negotiate in good faith and to refrain from soliciting or discussing alternative financing transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: September 26, 2003	By:	/s/ KEVIN M. BISSON

Kevin M. Bisson Senior Vice President and Chief Financial Officer